Exhibit 28
PROMISSORY NOTE

$7,000,000.00	December 31, 2004

       For value received, the undersigned, SulphCo, Inc., a Nevada corporation (“Maker”), promises to pay to Rudolf Gunnerman (“Holder”) or order, at his principal place of business, or at such other offices as the Holder hereof may from time to time designate in writing, the principal sum of SEVEN MILLION DOLLARS (U.S.$7,000,000.00), together with interest on the unpaid principal balance hereof from the date hereof, computed and adjusted quarterly as provided herein, until paid in full, at the rate of LIBOR plus 0.5% per annum. For the purposes of this Note “LIBOR” means: (i) the one month rate of interest per annum offered for deposits in the relevant currency and amount which appears on Telerate page 3750 or on any other relevant Telerate, Bloomberg or Reuters page as of 11:00 a.m. London time two (2) Business Days prior to the commencement of the relevant quarterly interest period, as set forth below or (ii) should such quotation not be available for any reason, according to such other widely published LIBOR quotation as the Holder may select for the relevant quarterly interest period as of 11:00 a.m. London time two (2) Business Days prior to the relevant quarterly interest period.

       For purposes of computing interest under this Note, the initial quarterly interest period shall commence on the date of this Note, and the interest rate shall be adjusted quarterly as provided above effective on and as of the last calendar day of each March, June, September and December following the date of issuance of this Note.

       Interest under this Note shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which interest is payable.

       Interest accrued hereon shall be due and payable on each of December 31, 2005, and December 31, 2006, and the entire unpaid principal amount hereof plus accrued and unpaid interest hereon shall be due and payable on December 31, 2007 (the “Maturity Date”), unless due and payable prior thereto as provided in this Note.

       Maker shall be entitled to prepay, in whole or in part, the principal hereof without premium or penalty of any kind. Any payments received by Holder on account of this Note prior to maturity (whether by acceleration or otherwise) shall be applied first to any costs, expenses or other charges then owed to Holder by Maker hereunder, second to interest accrued through the date of payment, and third to principal.

       At the option of Holder, the entire unpaid principal balance hereof, together with interest accrued hereon, shall without notice or demand be due and payable in full upon the occurrence of any of the following events (“Event of Default”):

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(a) Maker shall default in the payment of principal or interest on this Note and such default shall continue for a period of ten (10) days; or

(b)     Maker shall (1) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (2) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

(c)     A trustee, liquidator or receiver shall be appointed for Maker or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or

(d)     Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of Maker and shall not be dismissed within thirty (30) days thereafter; or

(e)     Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Maker and, if instituted against Maker, shall not be dismissed, stayed or bonded within sixty (60) days after such institution or Maker shall in any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceedings.

       Upon the occurrence of an Event of Default, then at such time, or at any time thereafter, and in each such case, unless such Event of Default shall have been waived in writing by the Holder of this Note (which waiver shall not be deemed to be a waiver for any subsequent default) at the option of the Holder and in such Holder’s sole discretion, Holder may consider this Note immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, a Holder may immediately, and without expiration of any period of grace, enforce any and all of such Holder’s rights and remedies provided herein or any other rights or remedies afforded by law.

       Maker, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of maturity, notice of protest, presentment for the purpose of accelerating the maturity and diligence in collection, suretyship defenses and any other exemption or insolvency laws, and any right to setoff or offset against amounts payable hereunder. Maker’s obligations hereunder shall remain unimpaired, notwithstanding any extension of the time of payment, changes in terms and conditions and all other indulgences granted by Holder.

Maker shall pay to Holder all of his costs, expenses and reasonable attorneys’ fees incurred in connection with the enforcement of this Note.

       No delay or failure by Holder to exercise any of his rights or remedies hereunder shall constitute a waiver by Holder of any such right or remedy, nor shall a waiver on one or more occasions operate as a bar or waiver of any such right or remedy on any future occasions.

No change, amendment, modification, cancellation or discharge of this Note or any part thereof shall be binding against Holder unless Holder shall have consented thereto in writing.

The term “Holder” shall mean the payee and all assignees, endorsees or transferees of payee.

       The covenants and obligations of Maker under this Note shall be binding upon Maker and its legal representatives, successors and assigns, and shall inure to the benefit of Holder, his successors and assigns.

       In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

This Note has been executed and delivered in the State of Nevada and shall be governed by and construed in accordance with the internal laws of the State of Nevada.

       IN WITNESS WHEREOF, pursuant to the authority of its Board of Directors, Maker has caused this Note to be duly executed and delivered by an officer thereunto duly authorized, in the City of Sparks, State of Nevada.

DATED: December 31, 2004

SULPHCO, INC.
(“Maker”)

By:	Michael A. Abend
Michael A. Abend
Interim Controller

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